Exhibit 99.1

Evaluation at UK Deployed Field Hospital Demonstrates Advantages of Vision-Sciences' EndoSheath® Technology for Bronchoscopy

Study Conducted in Afghanistan Reported System’s Ease-of-Use, Safety and Potentially Life-Saving Benefits of Sterile, Disposable Micro Barrier

Orangeburg, NY – September 9, 2013 – Vision-Sciences, Inc. (NasdaqCM: VSCI), a leading provider of unique flexible endoscopic products utilizing its proprietary sterile disposable EndoSheath® technology, today announced positive results from a three-month evaluation completed in 2012 by the British Army at Camp Bastion, a deployed field hospital in Afghanistan. The research evaluated the efficacy and utility of our flexible bronchoscope with EndoSheath technology and its rapid, simplified cleaning routine versus conventional bronchoscopes, which require specialized, complicated disinfection processes between each use.

The abstract, entitled "Evaluation of a disposable sheath bronchoscope system for use in the deployed field hospital," was published first online on August 28, 2013, in J R Army Med Corps. Study authors Lieutenant Colonel Andrew McDonald Johnston et al concluded that a disposable single-use sheath reduces the risk of cross-contamination and avoids the need for prolonged liquid immersion, sterilization or the increased cost of completely disposable single-use bronchoscopes. Furthermore, they found that a bronchoscope system that can be cleaned without sending it out of the deployed hospital alleviated physicians’ concern regarding availability and should therefore be part of the equipment table in the field hospital. Complex endoscope sterilization systems required to ensure adequate cleaning and sterility of bronchoscopes are not part of the equipment found at a deployed UK field hospital. After use, these systems have to be sent to another facility, and the round trip, including sterilization, typically takes 1-3 days, creating a potential risk of not having a bronchoscope available at short notice.

In a deployed environment, bronchoscopy can play an important role when caring for patients who have suffered penetrating trauma as they often develop complications, such as bleeding from the airways, mucus plugging, and pulmonary infections. The three physicians who used the scope ten times during the three-month period of evaluation were all experienced in bronchoscopy, including two pulmonary and critical care physicians and one anesthetic trained intensivist. The EndoSheath technology was used predominantly in patients with high velocity fragment or bullet wounds to the thorax to clear blood from the airways. In one instance, this was found to be life-saving, and in another, it significantly shortened the length of time for ventilation and allowed early extubation. The system also demonstrated its utility in performing percutaneous tracheostomy.

"These findings demonstrate the positive impact our EndoSheath technology can have by providing sterile bronchoscope technology when caring for critically ill patients, particularly in an austere environment, such as a field hospital,” stated Howard Zauberman, Interim Chief Executive Officer of Vision-Sciences. "In these settings, safety, portability, and ease-of-use are paramount when responding to critical cases, and we believe the results of this study establish the advantages in using our sterile, disposable technology over conventional equipment."

Vision-Sciences' proprietary EndoSheath technology provides a sterile, disposable, microbial barrier between the bronchoscope and patient, including a disposable biopsy/suction channel. This design means that our bronchoscopes never come in direct contact with the patient at any point during the procedure, which in turn allows for a simpler, more-efficient cleaning and disinfection routine between examinations.

According to the study, the time required to set up the bronchoscope and monitor was less than 10 min on all occasions. This included the cleaning and disinfection steps prior to insertion of the bronchoscope into the disposable sheath. After use, the cleaning and disinfection steps were easy to carry out and did not require very much time.

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About Vision-Sciences, Inc.

Vision-Sciences, Inc. designs, develops, manufactures and markets products for endoscopy—the science of using an instrument, known as an endoscope, to provide minimally invasive access to areas not readily available to the human eye. Vision-Sciences’ unique, flexible endoscopic products utilize a streamlined visualization system and proprietary sterile disposable sheaths, known as EndoSheath technology, to provide users quick, efficient endoscope turnover while ensuring enhanced patient safety through the use of sterile, single-use technology. Information about Vision-Sciences’ products is available at www.visionsciences.com.

Vision Sciences®, Slide-On®, EndoSheath®, EndoWipe® and The Vision System® are registered trademarks of Vision-Sciences, Inc.

Contacts:
John Vittoria	Lisa Wilson
Interim VP Finance	President
Vision-Sciences, Inc.	In-Site Communications, Inc.
(845) 848-1085	(212) 452-2793
invest@visionsciences.com	lwilson@insitecony.com

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